Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-150392, 333-173245, 333-194812, 333-217118 and 333-237032 on Form S-8 of Quanex Building Products Corporation of our report dated July 22, 2024, relating to the financial statements of Tyman Plc appearing in this Current Report on Form 8-K dated August 1, 2024.

/s/ Deloitte LLP

London, United Kingdom

August 1, 2024